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                                                                    EXHIBIT 99.1

(ZIXCORP. LOGO)

NEWS RELEASE                                              FOR IMMEDIATE RELEASE
                                                                    Page 1 of 1


ZIX CORPORATION COMPLETES PRIVATE PLACEMENTS FOR $5.75 MILLION

DALLAS -- June 25, 2003 -- Zix Corporation (ZixCorp(TM)), (Nasdaq: ZIXI), a global provider of secure e-messaging management and protection services, today announced that it has completed private placements in which the company received an aggregate of $5,750,000 in cash in exchange for 1,566,758 shares of the company's common stock and warrants to purchase 231,855 shares of the company's common stock. The shares of common stock were sold at a price of $3.67 per share and the warrants have an exercise price of $4.96 per share. The warrants are immediately exercisable and expire in June 2007.

These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from such registration requirements. The company is obligated to register these securities with the Securities and Exchange Commission within 30 days.

"This transaction enhances our balance sheet and affords us the flexibility to pursue strategic opportunities to improve our leadership position in e-messaging and healthcare," said John A. Ryan, ZixCorp's chairman, president and CEO.

The company's Form 8-K, to be filed with the SEC, will provide a description of these financing transactions and copies of the executed documents.

ABOUT ZIX CORPORATION
Zix Corporation (ZixCorp(TM)) is a global provider of e-messaging management and protection services. ZixCorp offers a portfolio of managed on-site and hosted e-messaging solutions to protect organizations from viruses, spam, and electronic attack, while delivering the ability to enforce corporate policies and securely send to anyone. ZixCorp's advisory services and secure e-messaging solutions enable organizations of any size to streamline operations, avoid obsolescence, mitigate risks, and leverage the cost and time efficiencies of e-messaging. For more information, visit www.zixcorp.com.


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CONTACTS:
Media/Investor Relations: Whitney Gilliam, ZixCorp, (214) 515-7338, wgilliam@zixcorp.com